Exhibit 99.2

For more information contact:

CNH Investor Relations +1 (630) 887-3745

CNH Announces Pricing of $600 Million Notes

BURR RIDGE, IL — (April 3, 2013) — CNH Global N.V. (NYSE: CNH) today announced that its wholly owned subsidiary, CNH Capital LLC, has priced a private offering of $600 million in aggregate principal amount of 3.625% notes due 2018, issued at par. The offering is expected to close on April 8, 2013.

CNH Capital LLC intends to use the proceeds from the offering for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets. The net proceeds may also be applied to repay CNH Capital LLC’s indebtedness as it becomes due.

The notes, which are senior unsecured obligations of CNH Capital LLC, will pay interest semi-annually on April 15 and October 15 of each year, beginning on October 15, 2013, and will be guaranteed by CNH Capital America LLC and New Holland Credit Company, LLC, each a wholly owned subsidiary of CNH Capital LLC. The notes will mature on April 15, 2018.

The notes will only be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and in offshore transactions in accordance with Regulation S under the Securities Act. The notes being offered will not be and have not been registered under the Securities Act or the securities laws of any other jurisdiction. The notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes; nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-looking statements. We can give no assurance that the contemplated offering will be completed.